As Filed With the Securities and Exchange Commission
on April 23, 2004

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-1812853 (I.R.S. Employer Identification No.)

211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(Address of Principal Executive Offices)

PINNACLE FINANCIAL PARTNERS, INC.
2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

M. Terry Turner
The Commerce Center
Pinnacle Financial Partners, Inc.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Name, Address, and Telephone Number of Registrant’s agent for service)

Copy to:

Bob F. Thompson, Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002

CALCULATION OF REGISTRATION FEE

			Proposed
Title of securities	Amount to be	Proposed maximum	maximum aggregate	Amount of
to be registered	registered (1)	offering price per share	offering price (2)	registration fee

Common Stock, $1.00 par value	264,755 shares	$30.46	$8,064,437.30	$1,022

(1)	Pursuant to Rule 416(a) under the Securities Act, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and is based on the average of the bid and ask prices for the Common Stock on April 19, 2004.

PART II
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF BASS BERRY & SIMS
EX-10.1 2004 EQUITY INCENTIVE PLAN
EX-23.1 CONSENT OF KPMG LLP

PART I

Information Required in the Section 10(a) Prospectus

     Pinnacle Financial Partners, Inc. (the “Registrant”) will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

(2)	The Registrant’s Current Reports on Form 8-K filed January 21, 2004, February 2, 2004 and April 20, 2004;

(3)	The description of the Registrant’s Common Stock par value $1.00 per share contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission and dated August 3, 2000, including all amendments and reports filed for purposes of updating such description; and

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

     Notwithstanding the foregoing, information furnished under Items 9 and 12 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.

Item 4.	Description of Securities.

     Not applicable.

Item 5.	Interests of Named Experts and Counsel.

     Not applicable.

Item 6.	Indemnification of Directors and Officers.

     The Registrant’s bylaws provide that its directors and officers will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that the Registrant will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes the Registrant with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that the Registrant will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director or officer acted in a manner he or she in good faith believed to be in or not opposed to the Registrant’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

     The Registrant’s bylaws also provide that the indemnification rights contained in the bylaws do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in the Registrant’s charter as discussed in the subsequent paragraph.

     The Registrant’s charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act.

     The Registrant’s charter does not eliminate or limit the Registrant’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The indemnification provisions of the bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify against such liability.

     The Registrant’s bylaws further provide that, under similar limitations and conditions specified above for its directors and officers, the Registrant is obligated to provide indemnification for its organizers and may provide indemnification for its employees and agents.

     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Item 7.	Exemption from Registration Claimed.

     None.

Item 8.	Exhibits.

4.1	Amended and Restated Charter of Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018) and incorporated herein by reference)

4.2	Bylaws of Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.

23.1	Consent of KPMG LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

Item 9.	Undertakings.

     A. The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 23rd day of April, 2004.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner M. Terry Turner, Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints M. Terry Turner and Robert A. McCabe, Jr. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Chairman and Director	April 23, 2004

/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2004

/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2004

/s/ Sue G. Atkinson Sue G. Atkinson	Director	April 23, 2004

/s/ Gregory L. Burns Gregory L. Burns	Director	April 23, 2004

/s/ Colleen Conway-Welch Colleen Conway-Welch	Director	April 23, 2004

/s/ Clay T. Jackson Clay T. Jackson	Director	April 23, 2004

/s/ John R. Maupin, Jr., D.D.S. John R. Maupin, Jr., D.D.S.	Director	April 23, 2004

/s/ Robert E. McNeilly, Jr. Robert E. McNeilly, Jr.	Director	April 23, 2004

Signature	Title	Date
/s/ Dale W. Polley Dale W. Polley	Director	April 23, 2004

/s/ Linda E. Rebrovick Linda E. Rebrovick	Director	April 23, 2004

/s/ James L. Shaub, II James L. Shaub, II	Director	April 23, 2004

/s/ Reese L. Smith, III Reese L. Smith, III	Director	April 23, 2004

EXHIBIT INDEX

Exhibit 4.1	Amended and Restated Charter of Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018) and incorporated herein by reference)

Exhibit 4.2	Bylaws of Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference).

Exhibit 5.1	Opinion of Bass, Berry & Sims PLC.

Exhibit 10.1	Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.

Exhibit 23.1	Consent of KPMG LLP.

Exhibit 23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included on the signature page to the Registration Statement)